SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Check the appropriate box:

|_|   Preliminary Information Statement      |_|   Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))
|X|   Definitive Information Statement

                         Health Systems Solutions, Inc.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee required.

|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:


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                         Health Systems Solutions, Inc.
                         405 North Reo Street, Suite 300
                              Tampa, Florida 33609

                              INFORMATION STATEMENT

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                                     GENERAL

      This Information Statement is being furnished to the stockholders of Health Systems Solutions, Inc., a Nevada corporation (the "Company"), in lieu of a Special Meeting in connection with the following proposal (the "Proposal"):

      o Effectuate a reverse split of the Company's issued and outstanding shares of common stock, in the amount of 1 share for every 2 shares outstanding as of the Record Date defined below (the "Reverse Split").

      This Information Statement is being sent in lieu of a special meeting. The Company has adopted the Proposal by the written consent of stockholders holding a majority of the voting power of the Company.

      The Company's Board of Directors approved and recommended, pursuant to a written consent dated January 18, 2006, that the Proposal be accepted including the form of Certificate of Amendment to effectuate the Reverse Split. The Company's stockholders holding a majority of the voting power of the Company approved the Proposal, pursuant to a written consent dated January 18, 2006. The form of amendment is attached hereto as Exhibit A. The Proposal will become effective on the filing of the amendment with the Secretary of State of Nevada, on or about February 21, 2006 (the "Effective Date"). If the Proposal was not adopted by written consent, it would have been required to be considered by the Company's stockholders at a special or annual stockholders' meeting convened for the specific purpose of approving the Proposal.

      The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposal is authorized by Section 78.320(2) of the Nevada Revised Statutes (the "NRS") and Article 2, Section 9 of the Company's Bylaws, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. Pursuant to NRS Section 78.390(1)(b), a majority of the voting power is required in order to amend the Company's Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

      Stanford International Bank Limited beneficially owns 8,978,177 shares of common stock and 725,000 shares of Series C Preferred Stock of the Company, representing approximately 88% of the voting power of the Company, gave its written consent to the Proposal described in this Information Statement on January 18, 2006. In addition, on January 18, 2006, B. M. Milvain, owner of 251,382 shares of common stock of the Company, gave his written consent to the Proposal. The affirmative consent of Stanford and B. M. Milvain represent approval of the Proposal by the holders of an aggregate of approximately 90% of the Company's voting power. It is proposed that this Information Statement will be first sent to the stockholders on or about February 1, 2006. The record date established by the Company for purposes of determining the number of outstanding shares of common stock and Series C Preferred Stock of the Company, and thus the voting power, is January 18, 2006 (the "Record Date").

      The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters' rights under the NRS are afforded to the Company's stockholders as a result of the adoption of the Proposal.


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                     OUTSTANDING VOTING STOCK OF THE COMPANY

      As of the Record Date, there were 10,796,779 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. Stanford and B. M. Milvain have voted an aggregate 9,229,559 shares of common stock in favor of the Proposal. In addition, as of the Record Date, there were 725,000 shares of Series C Preferred Stock outstanding. Each share of Series C Preferred Stock entitles the holder thereof to 1 vote on all matters submitted to stockholders. In addition, each share of Series C Preferred Stock converts into shares of common stock on a 1 for 1 basis (pre reverse split). All of the currently outstanding shares of Series C Preferred Stock are currently held by Stanford, and have been voted in favor of the Proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date, without reflecting the Reverse Split, with respect to (1) each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock; (2) each director of the Company; (3) each person intending to file a written consent to the adoption of the Amendment described herein; and (iv) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 405 North Reo Street, Suite 300, Tampa, Florida 33609.

                                          Shares                  Percent of
Name                                Beneficially Owned        Shares Outstanding
----                                ------------------        ------------------
Stanford International Bank
  Limited (1)                          14,990,677(2)                   87.9%
B. M. Milvain                             251,382(3)                    2.0%
Steven Katz                                10,000(5)                       *
Batsheva Schreiber                         10,000(5)                       *
Susan Baxter Gibson                        15,000(4)                       *
All executive officers and
  directors as a group
  (4 persons)                             286,382                       2.5%

* Less than 1%

------------
(1) Beneficial shareholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056.

(2) Includes 725,000 shares of common stock issuable upon conversion of series C preferred stock and 217,500 shares of common stock underlying warrants exercisable at $0.001 per share. Also includes up to an aggregate of 3,900,000 shares of common stock underlying shares of series C preferred stock and 1,170,000 shares of common stock underlying warrants, which Stanford has an option to buy at any time until November 8, 2007, at a price of $2.00 per share of preferred stock under the terms of a stock purchase agreement with our company dated November 8, 2005.

(3) Includes 150,000 shares of common stock subject to a restricted stock agreement, but excludes 150,000 shares of common stock underlying options exercisable at $1.00 per share. The vesting of the options is contingent on the company prior to June 1, 2010 filing audited annual financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more in revenues and $2,000,000 or more in operating income.

(4) Includes 15,000 shares of common stock underlying options exercisable at $1.00 per share.

(5) Includes 10,000 shares of common stock underlying options exercisable at $1.95 per share.


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                                    Proposal

               AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A
                              1 FOR 2 REVERSE SPLIT

      On January 18, 2006, our Board of Directors voted unanimously to authorize and recommend that our stockholders approve a proposal to affect the Reverse Split by adopting the Amendment. Pursuant to the Reverse Split each 2 of the outstanding shares of our common stock on the date of the Reverse Split (the "Old Shares") will be automatically converted into 1 share of our common stock (the "New Shares"). The Reverse Split will not alter the number of shares of our common stock we are authorized to issue, but will simply reduce the number of shares of our common stock issued and outstanding. We have no current plans to issue any of the authorized but unissued shares of our common stock created by the Reverse Split. The Reverse Split will become effective upon filing of the Amendment with the Nevada Secretary of State, but our Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so. The form of the Certificate of Amendment is attached hereto as Exhibit A.

Purpose and Effect of Proposed Reverse Split

      The Board believes the Reverse Split is desirable because by reducing the number of shares of our common stock issued and outstanding it will raise the trading price of our common stock. Our Board believes that the higher share price which should initially result from the Reverse Split could help generate interest in us among investors and thereby assist us in raising future capital to fund our operations. We currently have no present intent to issue any additional shares of our common stock.

      The effect of the Reverse Split upon the market price for our common stock cannot be predicted. There can be no assurance that the market price per New Share of our common stock after the Reverse Split will rise in proportion to the reduction in the number of Old Shares of our common stock outstanding resulting from the Reverse Split. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

      The Reverse Split will effect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Split one share of our common stock. The Reverse Split may result in certain of our stockholders owning "odd lots" (i.e. a number of shares of our common stock not divisible by 100). Stockholders owning "odd lots" may experience difficulty selling their shares in the open market.

      The Reverse Split will have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock:

      o The number of shares owned by each holder of common stock will be reduced by a ratio of 2 to 1;

      o The number of shares of common stock we are authorized to issue will remain the same;

      o The per share loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding;

      o     The par value of the common stock will remain $.001 per share;

      o The stated capital on our balance sheet attributable to the common stock will be reduced to 1/2 of its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced;

      o All outstanding warrants and options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their warrants or options, 1/2 of the number of shares of common stock which such holders would have been able to purchase upon exercise of their warrants or options immediately preceding the Reverse Split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the Reverse Split;

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      o     All outstanding shares of Series C Preferred Stock entitling the holders thereof to convert such shares of preferred stock into common stock will enable such holders to receive, upon conversion of their preferred stock, 1/2 of the number of shares of common stock which such holders would have been able to receive upon conversion of their preferred shares immediately preceding the Reverse Split; and

      o The number of shares of common stock subject to the Company's 2003 Management and Director Equity Incentive and Compensation Plan (the "Plan") shall be proportionally reduced from 1,000,000 shares to 500,000 shares in accordance with Section 13 of the Plan.

Manner of Effecting the Reverse Split and Exchange Stock Certificates

      The Reverse Split will be effected by the filing of an Articles of Amendment to our Articles of Incorporation with the Secretary of the State of Nevada. The Reverse Split will become effective on the Effective Date. As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, a stockholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the Reverse Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

No Rights of Appraisal

      Under the laws of the State of Nevada, our dissenting stockholders are not entitled to appraisal rights with respect to our proposed Amendment to effect the Reverse Split, and we will not independently provide our stockholders with any such right.

Potential Anti-Takeover Effect

      The increased proportion of unissued authorized shares to issued shares resulting from the Reverse Split could, under certain circumstances, have an anti-takeover effect. These authorized but unissued shares could be used by us to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our board of directors, including a transaction that may be favored by a majority of our independent stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our board of directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split was not proposed in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our board of directors and stockholders.

      In addition to the Reverse Split, our articles of incorporation permit our board of directors to issue up to 15,000,000 shares of preferred stock without shareholder approval. Additional shares of preferred stock, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and Nevada law could delay, defer or prevent a third party from acquiring us, even if many of our shareholders believe it is in their best interest. Such provisions may also render the removal of our board of directors and management more difficult. Our board of directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages.


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

Certain Federal Income Tax Consequences

      We believe that the federal income tax consequences of the Reverse Split to holders of Old Shares and holders of New Shares will be as follows:

      o No gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

      o The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefore.

      o The holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

      o The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

      Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

      Our beliefs regarding, the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

      This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

      The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

CUSIP Number and OTCBB Trading Symbol

      We will obtain a new CUSIP number for our common stock on or prior to the Effective Date of the Reverse Split. In addition, our trading symbol "HSLN" may change as a result of the Reverse Split.

                          PROPOSALS BY SECURITY HOLDERS

      As of the date of this Information Statement, no proposals have been received by the Company.

                             ADDITIONAL INFORMATION

      This Information Statement should be read in conjunction with reports that we previously filed with the SEC. Copies of these reports are not included in this Information Statement but may be obtained from the SEC's web site at www.sec.gov. We will also mail copies of our prior SEC reports to any stockholder upon written request.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/  B. M. Milvain
                                      ----------------------------------
                                      B. M. Milvain, President


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

                                    Exhibit A

                            CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                         HEALTH SYSTEMS SOLUTIONS, INC.

      Health Systems Solutions, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), and in accordance with the applicable provisions of Section 78 of the Nevada Revised Statutes ("NRS"):

      FIRST: That the following resolutions were adopted by the Corporation's Board of Directors and the holders of a majority of the voting capital stock of the Corporation:

      WHEREAS, the Corporation currently has 10,796,779 shares of common stock and 675,000 shares of Series C Preferred Stock issued and outstanding;

      NOW, THEREFORE, BE IT RESOLVED, that the Corporation shall effect a reverse split of its common stock on a ratio of two for one (2:1) by decreasing the number of its issued and outstanding shares of its common stock held by its stockholders of record on January 18, 2006, from 10,796,779 shares to approximately 5,398,390 shares, subject to rounding as set forth below; and

      SECOND: That the Fourth paragraph of the Corporation's Articles of Incorporation, as amended, is hereby amended as follows:

                                   "ARTICLE IV
                                     CAPITAL

            The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 165,000,000 non-assessable shares, 150,000,000 of which shall be of a class designated as common stock (the "common stock") with a par value of $0.001 per share, and 15,000,000 shares of which shall be of a class designated as preferred stock (the "Preferred Stock") with a par value of $0.001 per share. The Preferred Stock may be issued in various series and shall have preference as to dividends and to liquidation of the Corporation. The Board of Directors of the Company shall establish the specific rights, preferences, voting privileges and restrictions of such Preferred Stock, or any series thereof.

            The common stock shall have unlimited voting rights provided in the Nevada Revised Statutes. None of the shares of the Corporation shall carry with them the pre-emptive right to acquire additional or other shares of the Corporation. There shall be no cumulative voting of shares."

            On the date of filing of this Certificate of Amendment with the Secretary of State of the State of Nevada, every two (2) issued and outstanding shares of the Corporation's previously authorized common stock, par value $.001 per share (the "Old common stock") shall be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $.001 (the "New common stock"). Each certificate representing shares of Old common stock shall thereafter represent the number of shares of New common stock into which the shares of Old common stock represented by such certificate were reclassified and converted hereby; provided, however, that each person of record on January 18, 2006, holding a stock certificate or certificates that represented shares of Old common stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New common stock to which such person is entitled. No cash will be paid or distributed as a result of aforementioned reverse stock split of the Corporation's common stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share.


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      THIRD: The foregoing Certificate of Amendment to the Articles of
Incorporation was adopted pursuant to NRS Section 78.390 by the Board of Directors of the Corporation by unanimous written consent dated January 18, 2006, and was adopted pursuant to NRS Section 78.320 by the holders of a majority of the Company's issued and outstanding shares of capital stock entitled to vote on the matter by written consent of such stockholders dated January 18, 2006. Therefore, the number of votes cast was sufficient for approval.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer.

Dated: February ____, 2006.

                                      /s/  B. M. Milvain
                                      ------------------------
                                      B. M. Milvain, President